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                                                                     Exhibit 5.1



                                 March 4, 1998


Analytical Surveys, Inc.
1935 Jamboree Drive
Colorado Springs, Colorado 80920

     Attn: Sidney V. Corder, Chairman of the Board

Dear Mr. Corder:

We have acted as special counsel for Analytical Surveys, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 540,000 shares of Analytical Surveys, Inc. Common Stock, no par value ("Common Stock"), which may be purchased by participants in the Analytical Surveys, Inc. 1997 Amended and Restated Incentive Stock Option Plan, as amended and supplemented (the "Plan").

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock purchased from the Company pursuant to the Plan, when paid for as contemplated by the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.


                               Very truly yours,



                               Sherman & Howard L.L.C.